Exhibit 10.(q)

AMENDED AND RESTATED
SHARED SERVICES AGREEMENT

This AMENDED AND RESTATED SHARED SERVICES AGREEMENT (this “Agreement”), executed as of December 8, 2017, but effective as of January 1, 2018, is between B. F. Saul Company, a corporation organized under the laws of the District of Columbia (“Saul Company,” which definition shall be deemed to include, for purposes of this Agreement, all consolidated subsidiaries of Saul Company), and Saul Centers, Inc., a corporation organized under the laws of the State of Maryland (“Saul Centers,” which definition shall be deemed to include, for purposes of this Agreement, Saul Holdings Limited Partnership and all of its subsidiaries). Saul Company and Saul Centers shall collectively be referred to herein as the “parties.”

RECITALS:

A.     On July 1, 2004, Saul Company and Saul Centers executed a Shared Services Agreement (as amended, the “Original Shared Services Agreement”), whereby the parties established certain standards and procedures for sharing costs and services as more particularly set forth in the Original Shared Services Agreement.

B.    Saul Company and Saul Centers continue to be engaged in various businesses involving real estate. The headquarters location and most executive officers of each of the parties are located at the same address, designated below as “Headquarters.”

C.    Each of Saul Company and Saul Centers has certain experienced employees, programs and procedures the use of which by the other party is beneficial. In connection with the foregoing, Saul Company and Saul Centers have now agreed to execute and deliver this Agreement to update the policies and procedures established by the parties pursuant to the Original Shared Services Agreement and reflect the apportionment of shared business costs, shared employee costs, and shared services between Saul Centers and Saul Company.

D.     Both parties agree that the following terms represent a fair and equitable treatment of the costs and benefits to each of the parties with respect to such time, goods and services.

E.     The parties confirm that this Agreement is intended to amend and restate the Original Shared Services Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Exhibit 10.(q)

AGREEMENT:

1.    Agreement to Share Costs. Upon the terms and subject to the conditions contained herein, Saul Company and Saul Centers hereby agree to provide to the other party, as applicable, services as more particularly described herein. Each of the services shall be provided and accepted, in accordance with, and subject to, the terms, limitations and conditions set forth below. Each party will use commercially reasonable efforts to provide services to the other party in the same manner as if it were providing such services on its own account.

2.    Headquarters Costs.

(a)    Headquarters Shared Costs. The headquarters offices of both Saul Company and Saul Centers are currently located at 7501 Wisconsin Avenue, Bethesda, Maryland 20814 (such location, until changed by written agreement of an authorized officer of each of the parties, to be referred to herein as the “Headquarters”). The parties agree that certain costs of the operation of, and company operations run from, the Headquarters, as set forth on Schedule 1 attached to this Agreement (collectively, the “Headquarters Shared Costs”) shall be allocated between Saul Company and Saul Centers on a percentage basis proportionate to the number of employees employed by each such party (individually, an “Employee” and collectively, the “Employees”) whose primary place of employment is the Headquarters. The costs included on Schedule 1 shall be reviewed by authorized officers of each of the parties on an annual basis (or more frequently to the extent deemed appropriate by such authorized officers). The parties acknowledge and agree that certain occupancy costs related to the Headquarters, such as rent, are the subject of one or more separate agreements, such as a sublease. Costs covered by such separate agreements are not intended to be treated under this Agreement.

(b)    Budgeting and Reconciliation. The respective number of Saul Company and Saul Centers Employees for the purpose of the calculation set forth in this Section 2 shall be determined prospectively annually on or before the last month of the calendar year and shall be reviewed as of the end of the second quarter of the then effective calendar year (or more frequently to the extent deemed appropriate by authorized officers of each party), and adjusted prospectively for the second half of the calendar year. For each calendar year, such number shall be determined, by using the sum of (i) (1) the number of Employees employed by each party and (2) the number of vacant positions expected to be filled as of the first business day of the last month in the preceding calendar year plus (ii) the projected new positions expected to be created and filled during the current calendar year. For example, for the period from January 1, 2018 through December 31, 2018, such number shall be based on the number of Employees, vacant positions and new positions projected to be filled of each party as of the first business day of December, 2017. The parties acknowledge that the number of Employees may fluctuate from time to time within any quarter, but, subject to the provisions set forth above for more frequent determinations by mutual agreement) have agreed that the system of computation described above in this Section 2 substantially captures the agreement of the parties and is fair and equitable on an overall basis.

Exhibit 10.(q)

(c)    Auditor Space. Saul Company leases certain premises which include one (1) conference room that is currently fully utilized by outside auditors of Saul Centers (the “Saul Centers Auditor Space”). Saul Centers shall reimburse Saul Company for one hundred percent (100%) of the costs of the Saul Centers Auditor Space (the “Auditor Space Cost”).
3.    Allocated Support Groups Costs.

(a)     Support Groups. The following support groups are divisions within the Saul Company which perform services for Saul Centers:

(i)	Administration;

(ii)	Information Technology;

(iii)	Corporate Accounting;

(iv)	Internal Audit;

(v)	Financial Reporting;

(vi)	Human Resources;

(vii)	Payroll;

(viii)	Facilities;

(ix)	Finance;

(x)	Construction and Development Accounting; and

(xi)	Office Leasing.
The Residential Division of Saul Centers performs services for Saul Company.
(b)    Support Groups Costs. Commencing on the date hereof and continuing each year thereafter, Saul Company and Saul Centers shall respectively determine the annual costs (the “Allocated Support Employee Cost”) of each employee in the Support Groups (individually, an “Allocated Support Employee” and collectively, the “Allocated Support Employees”). The Allocated Support Employee Cost will be calculated by adding the following:

(i)	annual base salary paid by the employer of such Allocated Support Employee;

(ii)	annual bonus or other financial incentive paid by the employer to the Allocated Support Employee;

(iii)	annual employer contributions based on the amount of cash compensation such as social security tax and retirement account matching; and

(iv)
other expenses of the home department of the Allocated Support Employee based on the average cost per person in his or her applicable Support Group, which shall include all rent, office expenses, professional fees, information technology costs, and other related costs and depreciation attributable to the applicable Support Group.

(c)    Calculating Payment. The parties will determine the percentage of time spent annually in each of Saul Company and Saul Centers matters by each Allocated Support Employee (the “Allocated Percentage”). Each of the parties hereto agrees to pay to the other, on a monthly basis, the Allocated Percentage of the Allocated Support Employee Costs for each of their respective Allocated Support Employees (collectively, the “Support Groups Costs”).

Exhibit 10.(q)

(d)    Budgeting and Reconciliation. The Allocated Support Employees, Allocated Support Employee Cost and the Allocated Percentages for the purpose of the calculations set forth in this Section 3 shall be determined prospectively annually on or before the last month of the calendar year and shall be reviewed as of the end of the second quarter of the then effective calendar year (or more frequently to the extent deemed appropriate by authorized officers of each party), and adjusted prospectively for the second half of the calendar year. For each calendar year, the number of Allocated Support Employees shall be determined, by using the sum of (i) (1) the number of Allocated Support Employees employed by each party and (2) the number of vacant positions expected to be filled as of the first business day of the last month in the preceding calendar year plus (ii) the projected new positions expected to be created and filled during the current calendar year. For example, for the period from January 1, 2018 through December 31, 2018, such number shall be based on the number of Allocated Support Employees, vacant positions and new positions projected to be filled of each party as of the first business day of December, 2017. The parties acknowledge that the number of Allocated Support Employees may fluctuate from time to time within any quarter, but, subject to the provisions set forth above for more frequent determinations by mutual agreement) have agreed that the system of computation described above in this Section 3 substantially captures the agreement of the parties and is fair and equitable on an overall basis.

4.    Industry Services Costs.

(a)    Acquisition and Development Group; Construction Group. The Acquisition and Development Group (“A&D Group”) is composed of Employees of each of Saul Company and Saul Centers. Saul Company employees perform acquisition and development services for Saul Centers. Similarly, Saul Centers employees perform acquisition and development services for Saul Company. The Construction Group is composed of Saul Company employees, which employees perform construction management services for both Saul Company and Saul Centers. The A&D Group and the Construction Group shall be referred collectively herein as the “Industry Groups.”

(b)    Industry Groups Costs. Commencing on the date hereof and continuing each year thereafter, Saul Company and Saul Centers shall respectively determine the monthly costs (“Industry Employee Cost”) of each employee in the Industry Groups (individually, an “Industry Employee” and collectively, the “Industry Employees”). The Industry Employee Cost will be calculated by adding the following and dividing it by twelve (12) months:

(v)	annual base salary paid by the employer of such Industry Employee;

(vi)	annual bonus or other financial incentive paid by the employer to the Industry Employee;

(vii)	annual employer contributions based on the amount of cash compensation such as social security tax and retirement account matching; and

(viii)
other expenses of the home department of the Industry Employee based on the average cost per person in his or her applicable group, which shall include all rent, office expenses, professional fees, information

Exhibit 10.(q)

technology costs, and other related costs and depreciation attributable to the applicable group.

(c)    Calculating Payment. Employees of each of the Industry Groups track the actual work hours spent in Saul Company and Saul Centers matters. The parties will determine the percentage of time spent monthly by each Industry Group Employee in Saul Company and Saul Centers matters (the “Monthly Percentage”). Each of the parties hereto agrees to pay to the other party, the respective Monthly Percentage of the Industry Employee Costs for each of their respective Industry Employees (collectively, the “Industry Groups Costs”).

5.    Benefits Costs.

(a)    Company-Wide Shared Costs. Both Saul Company and Saul Centers have offices in locations other than the Headquarters, and Employees who work at locations other than the Headquarters. The parties agree that certain “company-wide” costs of the operation of the respective businesses of Saul Company and Saul Centers, whether relating to officers and Employees at Headquarters or other offices, as set forth on Schedule 2 attached to this Agreement (the “Company-Wide Shared Costs”) shall be allocated between Saul Company and Saul Centers on a percentage basis proportionate to the number of the Employees employed by each such party, including both of the Employees whose principal place of business is the Headquarters and the Employees whose principal place of business is a location other than the Headquarters; provided, however, that group health insurance costs shall be allocated between the parties based on the actual Employees of each party who participate in the group health plan.

(b)     Excluded Employees. Anything herein to the contrary notwithstanding, the parties acknowledge that the Company-Wide Shared Costs are not intended to cover the hotel division field-based employees of Saul Company or its subsidiaries.

6.     Shared Program Costs.
(a)    Designated Programs. The parties acknowledge that (i) certain costs of the operation of each of the parties are incurred under programs (the “Designated Programs”) that apply only to certain segments of the employee population, based on the needs of the employers and the terms of their employment; and (ii) the cost and administrative activities related to such programs (“Shared Program Costs”) can reasonably be expected to be reduced if such Designated Programs are operated on a shared basis. The Designated Programs covered by this Agreement are as set forth on Schedule 3 attached to this Agreement. The costs for the items included on Schedule 3 shall be reviewed by authorized officers of each of the parties on an annual basis (or more frequently to the extent deemed appropriate by such authorized officers).

(b)    Calculating Payment. The portion of the Shared Program Costs allocated to each of the parties hereto shall be determined based on the ratio of the number of Employees of each party who attended the Designated Program to the total number of Employees who attended the Designated Program.

Exhibit 10.(q)

7.     Information Technology Costs.

(a)     Information Technology (“IT”) Equipment. The parties acknowledge that each of Saul Company and Saul Centers will from time to time purchase computer, telephone, and other information technology-related equipment for individual employees (including, by way of example and not limitation, desktop computers and office telephones) (collectively, the “IT Equipment”). All IT Equipment costs shall be borne directly by the entity for whom that person works, and shall not be included in the IT Shared Costs (as hereinafter defined).
(b)    IT Shared Costs. The parties acknowledge that IT software, third-party services for maintenance of IT hardware and software, and licenses (collectively, the “IT Software”) can be provided more efficiently and cost effectively to Saul Company and Saul Centers on a shared basis. Costs for IT Software utilized by either party (the “IT Shared Costs”) shall be calculated as follows: Saul Company shall determine the cost of each individual component of the IT Software that it has purchased or otherwise licensed and divide the cost by the number of Employees who have such component installed on their computer. The IT Shared Costs shall be allocated to each party based on the actual use of IT Software by the Employees of each party.
(c)    Budgeting and Reconciliation. The cost of IT Software and the number of individual Employee users of each of Saul Company and Saul Centers shall be determined prospectively annually on or before the last month of the calendar year and shall be reviewed before the end of the second quarter of the then effective calendar year (or more frequently to the extent deemed appropriate by authorized officers of each party), and adjusted prospectively for the second half of the year. For each calendar year, such number shall be determined, by using the actual number of users of IT Software employed by each party on the first business day of the last month in the preceding calendar year plus the projected new hires for the current calendar year.

8.     Legal Services. The parties acknowledge that certain “in-house” legal services (the “Legal Services”) are provided to Saul Centers by employees of Saul Company on an on-going basis for purposes of efficiency and cost effectiveness. Saul Centers shall pay to Saul Company, on a monthly basis, a fixed fee for each hour of legal services performed by Saul Company employees for Saul Centers. Such hourly fee shall be determined by mutual agreement of the parties on an annual basis (or more frequently to the extent deemed appropriate), and based upon the “all-in” employment costs to Saul Company for such employee and may be different for each member of the in-house legal team.

9.     Payment; Direct Billing; Reconciliation.

(a)     Monthly Payment. Each of the parties hereto agrees to pay to the other, on a monthly basis, its allocation of the following costs as calculated pursuant to this Agreement:

(i)	the Headquarters Shared Costs;

(ii)	the Auditor Space Costs;

(iii)	the Support Group Costs;

(iv)	the Industry Groups Costs;

(v)	the Company-Wide Shared Costs;

Exhibit 10.(q)

(vi)	the Shared Program Costs;

(vii)	the IT Shared Costs; and

(viii)	the Legal Services.

    The parties agree that as an administrative convenience, Saul Centers may offset its monthly payment to Saul Company by the monthly amounts owed to Saul Centers by Saul Company under this Agreement.

(b)    Supporting Documentation; Inspection Right. Either party may request supporting documentation evidencing any of the sums payable by the other party under this Agreement. Such supporting documentation shall be made available to the requesting party within five (5) business days of such written request. Each party will keep and maintain books and records on behalf of the other party in accordance with past practices and internal control procedures. Each party will have the right, at any time and from time to time upon reasonable prior notice to the other party to inspect and copy (at its expense) during normal business hours at the Headquarters the books and records relating to the services and costs, and with respect to the other party’s performance of its obligations under this Agreement. This inspection right will include the ability of the other party’s financial auditors to review such books and records in the ordinary course of performing standard financial auditing services for such party (but subject to such financial auditors executing appropriate confidentiality agreements reasonably acceptable to the other party, if requested). Upon the expiration or termination of this Agreement, each party will be obligated to return to the other party, as soon as reasonably practicable, any property or materials of the other party that is in its control or possession.

(c)    Direct Billing. The parties acknowledge that a number of operational and other costs are billed by outside vendors directly to Saul Company or Saul Centers. The parties will make all reasonable efforts to confirm that such costs are billed to and paid by the correct party in each case. On a quarterly basis (or more frequently to the extent deemed appropriate by authorized officers of each of the parties), any misapplied invoices and payments shall be reconciled and appropriate payments shall be made by each party to the other. In addition, certain shared services may be billed or invoiced to both Saul Company and Saul Centers. The parties agree that either party may pay such invoices and submit a request for reimbursement to the other party.

(d)    Reconciliation. The parties also agree that they will make all reasonable efforts to ensure that all allocations, charges and payments made pursuant to this Agreement are accurate. On an annual basis (or more frequently to the extent deemed appropriate by authorized officers of each of the parties), such allocations, charges and payments shall be reviewed and reconciled, and any appropriate payments shall be made by each party to the other.

10.    Ordinary Course of Business Changes; Amendments.

(a)    Changes to the services or programs shared by the parties and listed as the Headquarters Shared Costs, the Company-Wide Shared Costs, the Shared Program Costs and the IT Shared Costs, may be made by the parties, on an annual basis, by mutual agreement of authorized officers. Changes in the hourly billing rates of the Legal Services may also be made by the parties, on an annual basis by mutual agreement of authorized officers.

Exhibit 10.(q)

(b) Except as expressly provided in Section 10(a) above, this Agreement may be amended only by agreement in writing of all parties.

11.    Resolution of Disputes

(a)    Saul Centers and Saul Company acknowledge that the success of their relationship requires an efficient decision-making process for issues that arise under this Agreement. The Parties shall use reasonable best efforts to resolve specific disputes posed by either Party. If the dispute is not resolved in a satisfactory manner within five (5) business days from submission to the other Party in writing with all necessary supporting materials, the dispute shall be submitted in writing to the President of Saul Centers and the Chairman of Saul Company (the “Senior Leaders”) for resolution. If the Senior Leaders are unable to resolve the dispute within (10) business days, the dispute shall be submitted to the Audit Committee of Saul Centers and the Chairman of Saul Company (the “Dispute Resolution Board”).

(b)    Any dispute which has not been resolved by the Dispute Resolution Board within ten (10) business days shall be adjudicated by binding arbitration in accordance with the then-applicable CPR Rules for Non-Administered Arbitration (the “CPR Rules”). The arbitration shall be conducted by three arbitrators. Each Party shall appoint one arbitrator, and the two Party-appointed arbitrators shall then appoint a third arbitrator, who shall chair the tribunal, in accordance with the CPR Rules. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. Unless otherwise agreed by the Parties, the arbitration shall be conducted in Washington, D.C. The arbitrators shall have no authority to award punitive, exemplary, indirect or special damages except in connection with a statutory claim that explicitly provides that relief, nor any authority to hear or certify any class action.

(c)    Notwithstanding anything to the contrary in this Agreement, all negotiations pursuant to this Section 11 shall be deemed to be confidential information and treated as compromise and settlement negotiations under any applicable state or federal evidentiary law. The Parties shall maintain the confidentiality of all negotiations, settlements and arbitration awards in accordance with the CPR Rules, unless otherwise required by applicable laws; provided, however, that arbitration proceedings may be disclosed when and to the extent necessary if a Party requests a judgment confirming, challenging or enforcing an arbitration award.

(d)    Each Party shall bear its own expenses arising from preparing for and participating in any negotiations or arbitration under this Section 11; provided that the Parties shall each be responsible for fifty percent (50%) of the costs and fees owed to the arbitrators, and/or CPR, as applicable, in accordance with any arbitration held in accordance with this Section 11.

(e)    For purposes of this Section 11, references to each Party shall mean the Saul Company, on the one hand, and Saul Centers, on the other hand.

Exhibit 10.(q)

12.    General Provisions.

(a)    Nothing herein contained shall prevent employees of Saul Company from engaging in other activities, including, without limitation, the rendering of advice to, and performance of services for, other entities affiliated with Saul Company.

(b)    This Agreement shall have a term of one year from the date set forth above, and thereafter shall automatically continue for additional one-year terms unless terminated by either party upon not less than thirty (30) days’ written notice to the other party. The parties may terminate this Agreement at any time by mutual written agreement. Within thirty (30) days after the effective date of such termination (i) all unpaid payments or reimbursements for services performed or costs incurred under this Agreement by either party prior to such termination shall be paid by the other party and (ii) a reconciliation pursuant to Section 9(d) above shall be agreed upon and paid.

(c)     Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be provided by personal delivery, interoffice mail or recognized overnight courier. Any such notices to either party shall be given to the Headquarters address unless a party has provided the other party with notice, pursuant to this subsection (c), of a different notice address.

(d)    This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by all parties hereto, or their respective successors or assignees.

(e)    The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f)    This Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland, without regard to conflict of law principles.

(g)    This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. The parties acknowledge and agree that upon the execution of this Agreement, the Original Shared Services Agreement is hereby superseded in full and replaced by this Agreement.

(h)    Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy,

Exhibit 10.(q)

power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(i)     The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(j)     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[signature page follows]

Exhibit 10.(q)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

B. F. SAUL COMPANY

By: /s/ Patrick T. Connors
Name: Patrick T. Connors
Title: Senior Vice President

SAUL CENTERS, INC.

By: /s/ Scott V. Schneider
Name: Scott V. Schneider
Title: Senior Vice President

Schedule 1: Headquarters Shared Costs

Schedule 2: Company-Wide Shared Costs; Excluded Employees

Schedule 3: Designated Programs/Shared Program Costs

Exhibit 10.(q)

Schedule 1

Headquarters Shared Costs

Paper and supplies
Plant and facilities maintenance contracts
Lunchroom charges
Copiers and other equipment rental and maintenance
Company sponsored special events
7501 parking costs
Metro SmartTrip benefits
Costs of offsite storage, pantry supplies and other services

Exhibit 10.(q)

SCHEDULE 2
Company-Wide Shared Costs
Group health
Group life insurance
Fidelity bonds
EAP and other employee support services
Wellness Programs

Exhibit 10.(q)

SCHEDULE 3
Designated Programs/Shared Costs
Designated Programs:
CPD